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                                                                     EXHIBIT 5.1

                               BAKER & DANIELS
                                  EST. 1863

300 NORTH MERIDIAN STREET, SUITE 2700 o INDIANAPOLIS, INDIANA 46204-1782
o (317) 237-0300 o FAX (317) 237-1000 o www.bakerdaniels.com

                                                            INDIANAPOLIS
                                                            FORT WAYNE
                                                            SOUTH BEND
                                                            ELKHART
                                                            WASHINGTON, D.C.
                                                            QINDAO, P.R. CHINA


April 24, 2001


Simon Property Group, L.P.
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204


         Re: $300,000,000 principal amount of 7 3/8% Notes due 2006 and $200,000,000 principal amount of 7 3/4% Notes due 2011 of Simon Property Group, L.P.

Ladies and Gentlemen:

         We have acted as counsel to Simon Property Group, L.P., a Delaware limited partnership (the "Operating Partnership") in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-56656) (such Registration Statement, as amended and supplemented to the date hereof, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), covering $300,000,000 principal amount of 7 3/8% Notes due 2006 (the "Exchange 2006 Notes") and $200,000,000 principal amount of 7 3/4% Notes due 2011 (the "Exchange 2011 Notes," and, together with the Exchange 2006 Notes, the "Exchange Notes") of the Operating Partnership, offered in exchange for a like principal amount of 7 3/8% Notes due 2006 (the "Unregistered 2006 Notes") and 7 3/4% Notes due 2011 (the "Unregistered 2011 Notes," and, together with the Unregistered 2006 Notes, the "Unregistered Notes"), respectively, of the Operating Partnership. The Unregistered Notes were issued under, and the Exchange Notes are to be issued under, the Indenture dated as of November 26, 1996 (the "Original Indenture"), by and among the Operating Partnership, a former subsidiary of the Operating Partnership that has been merged into the Operating Partnership, and The Chase Manhattan Bank, (the "Trustee") as trustee, as supplemented by the Eighth Supplemental Indenture dated as of January 18, 2001 (the "Supplemental Indenture" and together with the Original Indenture, the "Indenture") by and between the Operating Partnership and the Trustee.


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Simon Property Group, L.P.
April 24, 2001
Page 2

The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Rights Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

         In so acting, we have examined copies of such records of the Operating Partnership and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents and the truth and correctness of any representations or warranties therein contained. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Operating Partnership and of public officials. Based upon the foregoing, we are of the opinion that:

         1. The Operating Partnership is duly formed and validly existing under the laws of the State of Delaware.

         2. The Exchange Notes have been duly authorized and, when executed, authenticated and delivered to the holders of the Unregistered Notes in exchange for the Unregistered Notes and assuming due authentication by the Trustee, will (x) constitute legal, valid and binding obligations of the Operating Partnership enforceable in accordance with their terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (B) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability and (y) be entitled to the benefits of the Indenture.ability and (y) be entitled to the benefits of the Indenture.

         3. The Indenture has been duly authorized, executed and delivered by the Operating Partnership and, assuming due authorization, execution and delivery of the Indenture by the Trustee, constitutes the legal, valid and binding obligation of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (B) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.


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Simon Property Group, L.P.
April 24, 2001
Page 3

         This opinion is limited to the laws of the State of Indiana, the General Corporation Act and Revised Uniform Limited Partnership Act of the State of Delaware and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

         This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                            Very truly yours,


                                            /s/ BAKER & DANIELS
                                            ----------------------------
                                            Baker & Daniels